Exhibit 6.1
Statement Regarding Computation of Per Share Earnings
The computation of basic and diluted earnings per common share was as follows for the years ended March 31, 2009, 2008 and 2007.

	Year ended March 31, 2009			Year ended March 31, 2008			Year ended March 31, 2007
	Continuing	Discontinued		Continuing	Discontinued		Continuing	Discontinued
Dutch GAAP	Operations	Operations	Total	Operations	Operations	Total	Operations	Operations	Total

Net Profit (USD thousands)	17,929	(88)	17,841	9,888	1,700	11,588	7,671	345	8,016
Weighted average number of shares — Basic and Diluted	30,566,007	30,566,007	30,566,007	23,329,982	23,329,982	23,329,982	21,849,343	21,849,343	21,849,343
Earnings per share — Basic and Diluted (USD)	0.59	(0.01)	0.58	0.42	0.07	0.49	0.36	0.01	0.37

	Year ended	Year ended	April 1, 2006	June 26, 2006
	March 31,	March 31,	to	to
US GAAP	2009	2008	June 25, 2006	March 31, 2007
Net profit (USD thousands) from continuing operations	22,404	9,708	3,596	4,060
Net profit (USD thousands) from discontinued operations	(88)	1,700	62	229
Net profit / (loss) attributable to common shareholders (USD thousands)	22,316	11,408	3,658	4,289
Number of shares—Basic and diluted	30,566,007	23,329,982	21,849,343	21,849,343
Continuing operations	0.73	0.42	0.17	0.19
Discontinued operations	0.00	0.07	—	0.01
Total	0.73	0.49	0.17	0.20
On January 23, 2008 the Company completed a recapitalization and stock split that required the following steps to be carried out:
•	Issuance of remaining 11,620 authorized shares having a par value of EUR 5 per share to our existing shareholder in exchange for cash of EUR 58,100. This action increased the total shares issued to 20,000.

•	A split of each issued share having a par value of EUR 5 into 10 shares with a par value of EUR 0.50, thereby increasing the number of issued shares from 20,000 with a par value of EUR 5 to 200,000 having a par value of EUR 0.50.

•	Issuance of 21,649,343 new shares having a par value of EUR 0.50 each by transferring the corresponding aggregate par value from share premium to issued share capital.
The result of these steps is to have outstanding 21,849,343 shares with a par value of EUR 0.50 each prior to the initial public offering.
Earnings per share information presented above for the comparative periods prior to the Company’s initial public offering has been calculated using a weighted average number of shares of 21,849,343 for all the comparative periods presented.

For the year ended March 31, 2009 the weighted average number of shares has been calculated as follows:

			Weighted number of
Description	Number of shares	Number of days	shares
Weighted average number of shares at beginning of period	30,566,007	365	11,156,592,555
Weighted average number of shares for year ended March 31, 2009			30,566,007